Exhibit 15.1

CONSENT OF PAUL D. KLIPFEL

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the registration statement on Form 20-F, or any amendment thereto, of International Tower Hill Mines Ltd. (the “Company”) being filed with the United States Securities and Exchange Commission:

(a)

The technical report dated June 30, 2006 entitled “Summary Report on the Livengood Project, Tolovana District, Alaska”;

(b)

The technical report dated July 5, 2006 entitled “Summary Report on the Terra Gold Project, Hartman District, Alaska”;

(c)

The technical report dated July 11, 2006 entitled “Summary Report on the LMS Gold Project, Goodpaster District, Alaska”.

DATED December 21, 2006

/s/ Paul D. Klipfel

Paul D. Klipfel